[LETTERHEAD OF SINCLAIR BROADCAST GROUP, INC.]

                                                                  April  , 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. ("Sinclair") to be held on May 11, 1998 at the Sheraton Baltimore North, 903 Dulaney Valley Road, Towson, MD 21204 at 10:00 a.m., local time. As described in the enclosed Proxy Statement, at the Annual Meeting, the stockholders of Sinclair will be asked to (i) elect six members of the Board of Directors of Sinclair; (ii) approve amendments to Sinclair's Amended and Restated Charter (the "Charter") for the purpose of increasing the number of shares of Class A Common Stock authorized to be issued by Sinclair from 100,000,000 shares to 500,000,000 shares, increasing the number of shares of Class B Common Stock authorized to be issued by Sinclair from 35,000,000 shares to 140,000,000 shares, and increasing the number of shares of preferred stock authorized to be issued by Sinclair from 10,000,000 shares to 50,000,000 shares and increasing the maximum size of Sinclair's Board of Directors from nine to thirteen (the "Charter Amendments"); (iii) approve, ratify and confirm the adoption of certain amendments to the 1996 Long-Term Incentive Plan of Sinclair, increasing from 2,073,673 to 7,000,000 the number of options that may be granted under the Plan, and making certain other changes (the "LTIP Amendments"); (iv) approve, ratify and confirm the selection of Arthur Andersen LLP as Sinclair's independent auditors for the fiscal year ended December 31, 1998; and (v) transact such other business as properly comes before the meeting.

     THE BOARD OF DIRECTORS OF SINCLAIR RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR AND FOR APPROVAL OF EACH OF THE OTHER PROPOSALS.

     Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly.

     Whether or not you plan to attend the Annual Meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                        Sincerely,

                                        David D. Smith
                                        Chairman of the Board
                                        and Chief Executive Officer

    YOUR VOTE IS IMPORTANT -- PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY
                PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE
                SINCLAIR BROADCAST GROUP, INC. ANNUAL MEETING.

                        SINCLAIR BROADCAST GROUP, INC.
                              2000 W. 41ST STREET
                           BALTIMORE, MARYLAND 21211

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 11, 1998

To the Stockholders of Sinclair Broadcast Group, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Sinclair Broadcast Group, Inc. ("Sinclair") will be held at the Sheraton Baltimore North, 903 Dulaney Valley Road, Towson, MD 21204 on May 11, 1998, commencing at 10:00 a.m., for the following purposes:

   1. To elect six directors, each for a one-year term.

   2. To consider and act upon amendments to Sinclair's Amended and Restated Charter for the purpose of: (i) increasing the number of shares of Class A Common Stock authorized to be issued by Sinclair from 100,000,000 shares to 500,000,000 shares; (ii) increasing the number of shares of Class B Common Stock authorized to be issued by Sinclair from 35,000,000 shares to 140,000,000 shares; (iii) increasing the number of shares of Preferred Stock authorized to be issued by Sinclair from 10,000,000 shares to 50,000,000 shares; and (iv) increasing the maximum size of Sinclair's Board of Directors from nine to thirteen.

   3. To consider and act upon certain amendments to the 1996 Long-Term Incentive Plan of Sinclair (the "LTIP"), increasing from 2,073,673 to 7,000,000 the number of options that may be granted under the LTIP, and making certain other changes.

   4. To ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as independent public accountants of Sinclair for the fiscal year ending December 31, 1998.

   5. To transact such other business as may properly come before the Annual Meeting.

     Accompanying this notice is a Proxy Statement and a Proxy Card. Whether or not you expect to be present at the Annual Meeting, please sign and date the Proxy Card and return it in the enclosed envelope provided for that purpose prior to the date of the Annual Meeting. A Proxy may be revoked at any time prior to the time that it is voted at the Annual Meeting. April 7, 1998 was fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business on April 7, 1998 will be entitled to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your card.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        J. Duncan Smith, Secretary

Baltimore, Maryland
April  , 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                          -----

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES ......................     2

PROPOSAL 1: ELECTION OF DIRECTORS .....................................     3

PROPOSAL 2: AUTHORIZATION OF THE CHARTER AMENDMENTS ...................     4

PROPOSAL 3: 1996 LONG-TERM INCENTIVE PLAN AMENDMENT ...................     6

PROPOSAL 4: RATIFICATION OF INDEPENDENT AUDITORS ......................    10

BENEFICIAL OWNERSHIP OF COMMON STOCK ..................................    10

EXECUTIVE COMPENSATION AND RELATED MATTERS ............................    13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ........................    18

OTHER MATTERS .........................................................    22

STOCKHOLDER PROPOSALS .................................................    22

EXHIBIT A-- CHARTER AMENDMENTS ........................................    A-1

EXHIBIT B -- AMENDMENTS TO THE 1996 LONG TERM INCENTIVE PLAN ..........    B-1

                        SINCLAIR BROADCAST GROUP, INC.
                              2000 W. 41ST STREET

                           BALTIMORE, MARYLAND 21211
                                --------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 11, 1998

                                --------------

     This Proxy Statement is being furnished to the stockholders of Sinclair Broadcast Group, Inc. ("Sinclair" or the "Company") for use in connection with the Annual Meeting of Stockholders (the "Annual Meeting") of Sinclair to be held on May 11, 1998 at the Sheraton Baltimore North, 903 Dulaney Valley Road, Towson, MD 21204, and any adjournments or postponements thereof. This Proxy Statement is being used for the solicitation of proxies by the Board of Directors of Sinclair (the "Sinclair Board" or the "Board of Directors"). It is first being mailed to the stockholders of Sinclair on or about April 9, 1998.

     At the Annual Meeting, the stockholders of Sinclair (the "Record Stockholders") at the close of business on April 7, 1998 (the "Record Date") will be asked to (i) elect six members of the Board of Directors of Sinclair;
(ii) approve an amendment to Sinclair's Amended and Restated Charter (the "Charter") for the purpose of: (a) increasing the number of shares of Class A Common Stock of the Company, par value $.01 per share ("Class A Common Stock") authorized to be issued by Sinclair from 100,000,000 shares to 500,000,000 shares; (b) increasing the number of shares of Class B Common Stock of the Company, par value $.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") authorized to be issued by Sinclair from 35,000,000 to 140,000,000; (c) increasing the number of shares of Preferred Stock ("Preferred Stock") authorized to be issued by Sinclair from 10,000,000 to 50,000,000; and (d) increasing the maximum size of Sinclair's Board of Directors from nine to thirteen (the "Charter Amendments"); (iii) approve, ratify and confirm the adoption of certain amendments to the 1996 Long Term Incentive Plan of Sinclair (the "LTIP"), increasing from 2,073,673 to 7,000,000 the number of options that may be granted under the LTIP and making certain other changes (the "LTIP Amendments"); (iv) approve, ratify and confirm the selection of Arthur Andersen LLP as Sinclair's independent auditors for the fiscal year ending December 31, 1998; and (v) transact such other business as properly comes before the Annual Meeting. The items on which the stockholders are being asked to vote are referred to in this Proxy Statement as the "Proposals."

     THE BOARD OF DIRECTORS OF SINCLAIR RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR AND FOR APPROVAL OF EACH OF THE OTHER PROPOSALS.

     Information regarding the persons nominated as directors and regarding each of the other Proposals and the reasons for the Proposals is set forth in this Proxy Statement, as well as certain other information regarding Sinclair. Stockholders are encouraged to read this Proxy Statement in its entirety before determining how to vote on the Proposals.

     The principal executive offices of Sinclair are located at 2000 W. 41st Street, Baltimore, Maryland 21211 and its telephone number is (410) 467-5005. Stockholders with questions regarding the matters described herein may contact David B. Amy, Chief Financial Officer of Sinclair, or Patrick J. Talamantes, Director of Corporate Finance of Sinclair, at (410) 467-5005.

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The close of business on April 7, 1998 has been fixed by the Sinclair Board as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. On the Record Date, 14,380,770 shares of Sinclair Class A Common Stock (each of which is entitled to one vote), 25,166,432 shares of Sinclair Class B Common Stock (each of which is entitled to ten votes on election of directors and each of the Proposals) and 976,380 shares of Series B Preferred Stock of the Company, par value $.01 per value (the "Series B Preferred Stock") (each of which is entitled to approximately 3.64 votes on election of directors and each of the Proposals) were outstanding. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting (134,797,788 votes) is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of two-thirds of all the votes entitled to be cast at the Annual Meeting (179,730,383 votes) will constitute shareholder approval of the Charter Amendments relating to the authorization of additional capital stock of the Company. The affirmative vote of a majority of the votes entitled to be cast will constitute shareholder approval of the Charter Amendment relating to the increase in the size of the Board of Directors and the majority of the votes cast at the Annual Meeting will constitute shareholder approval of each of the other Proposals.

     All proxies submitted on the enclosed form of proxy that are properly executed and returned to Sinclair prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with the instructions thereon. Sinclair has named David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact on the proxy cards. All executed but unmarked proxies will be voted FOR the Board's nominees for Director and FOR approval of the other Proposals. Any proxy may be revoked by any stockholder who attends the Annual Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any Sinclair stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice stating that the proxy is revoked to Sinclair at 2000 W. 41st Street, Baltimore, MD 21211, Attention: J. Duncan Smith, Secretary. At the Annual Meeting, stockholder votes will be tabulated by persons appointed by the Chairman of the Board to act as inspectors of election. Abstentions and broker nonvotes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting, but will not be counted as a vote cast; only votes cast in favor of the Proposals and executed and unmarked proxies shall be counted toward the number needed to reach approval.

     Management of Sinclair does not know of any matters other than those set forth herein that may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the proxy will vote in accordance with their best judgment on such matters.

     The expense of preparing and printing this Proxy Statement and the proxies solicited hereby will be borne by Sinclair. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Sinclair, without additional remuneration, by personal interviews, telephone, telegraph, letter or otherwise. Sinclair may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of Sinclair and will provide reimbursement for the cost of forwarding the material in accordance with customary charges.

     THE BOARD OF DIRECTORS OF SINCLAIR RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR AND FOR APPROVAL OF EACH OF THE OTHER PROPOSALS.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Six directors of the Company will be elected at the Annual Meeting, to hold office for terms of one year and until their successors shall be elected and shall qualify. At the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares covered by the proxy for the election of the nominees named below to the Board of Directors of the Company unless instructed to the contrary. Each nominee is currently a director of the Company. Each nominee has indicated his willingness to serve, if elected; however, if any nominee should be unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors.

     Set forth below for each nominee is the director's name, age, length of service as a director, his principal occupation and business experience of the past five years, and the names of any other publicly held companies for which he serves as a director.


                                         DIRECTOR       PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
           NOMINEE               AGE       SINCE                 DURING THE PAST FIVE YEARS
-----------------------------   -----   ----------   --------------------------------------------------
David D. Smith ..............    47       1986       President, Chief Executive Officer, Director and
                                                     Chairman of the Board of the Company since
                                                     1990.

Frederick G. Smith ..........    48       1986       Vice President of the Company since 1990.

J. Duncan Smith .............    43       1986       Vice President and Secretary of the Company
                                                     since 1988.

Robert E. Smith .............    34       1986       Vice President and Treasurer of the Company
                                                     since 1988.

Basil A. Thomas .............    82       1993       Of counsel to the Baltimore law firm of Thomas
                                                     & Libowitz, P.A. since 1983.

Lawrence E. McCanna .........    54       1995       Managing partner of the accounting firm of Gross,
                                                     Mendelsohn & Associates, P.A. since 1982.

     Messrs. David, Frederick, Duncan and Robert Smith (the "Controlling Stockholders") have entered into a stockholders agreement pursuant to which they have agreed, for a period of 10 years commencing June 12, 1995, to vote for each other as candidates for election to the Board of Directors of the Company.

     In connection with the Company's 1996 acquisition of certain assets of River City Broadcasting, L.P., (the "River City Acquisition"), the Company agreed to increase the size of the Board of Directors from seven members to nine to accommodate the prospective appointment of each of Barry Baker and Roy F. Coppedge, III or such other designee as Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively "Boston Ventures") may select. Mr. Baker currently serves as a consultant to the Company. The Company's obligation to appoint Mr. Coppedge or another designee of Boston Ventures will end as a result of the sale of shares by Boston Ventures in a pending offering of shares of Class A Common Stock by the Company and certain shareholders, including Boston Ventures, pursuant to a preliminary prospectus filed with the Securities and Exchange Commission (the "SEC") on March 17, 1998.


MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     The Board of Directors had a total of five meetings during 1997 (plus 16 consents in lieu of meetings). Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board on which he served.

     The Board of Directors currently consists of six members. The committees of the Board of Directors include an Audit Committee and a Compensation Committee. The members of the Audit Committee are Messrs. Thomas and McCanna. This committee is charged with the responsibility of reviewing the Company's internal auditing procedures and accounting controls and will consider the selection and independence of the company's outside auditors. The Audit Committee met five times during the year ended December 31, 1997. The members of the Compensation Committee are Messrs. Thomas and McCanna. This committee is charged with the responsibility for setting executive compensation, reviewing certain of the Company's compensation programs and making recommendations to the Board of Directors in the interval between meetings. The Compensation Committee met three times during the year ended December 31, 1997.

COMPENSATION OF DIRECTORS

     Directors of the Company who also are employees of the Company serve without additional compensation. Independent directors receive $15,000 annually. These independent directors also receive $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. In addition, the independent directors are reimbursed for any expenses incurred in connection with their attendance at such meetings.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers (as defined in regulations promulgated by the SEC) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

              PROPOSAL 2: AUTHORIZATION OF THE CHARTER AMENDMENTS

     The Board of Directors has approved amendments to the Charter: (i) increasing the number of authorized shares of all classes of stock from 145,000,000 shares to 690,000,000 shares; (ii) increasing the number of authorized shares of Class A Common Stock from 100,000,000 shares to 500,000,000 shares; (iii) increasing the number of authorized shares of Class B Common Stock from 35,000,000 shares to 140,000,000 shares; (iv) increasing the number of authorized shares of Preferred Stock from 10,000,000 to 50,000,000 shares; and
(v) increasing the maximum size of the Board of Directors from nine to thirteen. The Board of Directors recommends that the stockholders approve the Charter Amendments. The amendments are set out in Exhibit A.

REASONS FOR THE CAPITAL STOCK AUTHORIZATION

     The Board of Directors recommends that the number of authorized shares of Class A Common Stock and Class B Common Stock and Preferred Stock be increased in order to give the Company flexibility to issue additional shares of Common and Preferred Stock in connection with future financings and acquisitions, and in connection with a possible stock split.

     As of March 5, 1998, Sinclair had issued and outstanding 14,380,770 shares of Class A Common Stock and 25,166,432 shares of Class B Common Stock, and has reserved 25,166,432 shares of Class A Common Stock for issuance upon conversion of issued and outstanding shares of Class B Common Stock. At March 5, 1998, the Company also had issued and outstanding 976,380 shares of Series B Preferred Stock, which are convertible at the election of holders thereof into an aggregate 3,550,484 shares of Class A Common Stock and 3,450,000 shares of Series D Preferred Stock, par value $.01 per share (the "Series D Preferred
Stock"), which are convertible at the election of holders thereof into an aggregate of 3,780,822 shares of Class A Common Stock. Sinclair has also reserved 2,073,673 shares of Class A Common Stock for issuance upon exercise of options issued or currently issuable under existing stock option plans. The Company has also announced plans to issue 6,000,000 shares (6,900,000 shares if underwriters exercise an over-allotment op-

tion) of Class A Common Stock in a public offering expected to close in early April 1998. If the amendments to the Long Term Incentive Plan are approved (see "Proposal 3: 1996 Long Term Incentive Plan Amendments"), the Company will need to reserve an additional 4,926,327 shares of Class A Common Stock for issuance upon exercise of additional options that may be granted under the LTIP, as amended. If (i) all shares of Class B Common Stock, Series B Preferred Stock and Series D Preferred Stock were converted to shares of Class A Common Stock, (ii) all options that may be granted under existing and proposed stock option plans were granted and exercised and (iii) the Company issued 6,900,000 shares of Class A Common Stock in the pending public offering, 60,778, 508 of the currently authorized 100,000,000 shares of Class A Common Stock would be issued and outstanding.

     The Company is also considering a two-for-one split of shares of its Class A Common Stock and Class B Common Stock. By dividing each outstanding share of Class A Common Stock into two shares, the split will allow each share to trade at a smaller dollar figure and thereby facilitate public trading in the stock.
Article 7(b) of the Amended and Restated Articles of Incorporation of the Company, as amended (the "Amended Articles") requires that any stock split effected with respect to the Company's Class A Common Stock or Class B Common Stock must be effected with respect to all classes of common stock of the Company. Therefore, in order to effect the two-for-one split with respect to the Class A Common Stock, the Company must effect an identical split with respect to its Class B Common Stock. In addition, the terms of the Articles Supplementary relating to the Series B and Series D Preferred Stock require an adjustment to the conversion ratio for each series in the event of a stock split. If the Company effected a two-for-one stock split of the outstanding Class A Common Stock, and each of the exercises, conversions and issuances described above were completed, 121,557,016 shares of Class A Common Stock (which is greater than the 100,000,000 shares currently authorized) would be issued and outstanding. If none of the currently issued and outstanding shares of Class B Common Stock were converted into Class A Common Stock and the Company effected an identical two-for-one split of the Class B Common Stock, 50,332,864 shares of Class B Common Stock (which is greater than the 35,000,000 shares currently authorized) would be issued and outstanding.

     Authorization of an additional 400,000,000 shares of Class A Common Stock will allow the Company to reserve sufficient shares, effect the two-for-one stock split and have additional shares available for issuance in connection with future acquisitions, future stock option plans, future stock splits, future capital raising transactions or other purposes. Authorization of an additional 105,000,000 shares of Class B Common Stock will allow the Company to effect the two-for-one stock split of the Class B Common Shares, which will be required in order to effect an identical stock split for the Class A Common Shares.

REASONS FOR THE PREFERRED STOCK AUTHORIZATION

     The Board of Directors recommends that the number of authorized shares of Preferred Stock be increased in order to permit the issuance of additional shares of Preferred Stock to raise capital, for acquisitions and for other purposes. Of the 10,000,000 shares of Preferred Stock authorized, Sinclair has designated 1,500,000 shares of Series A Preferred Stock (of which none are issued and outstanding), 1,500,000 shares of Series B Preferred Stock (of which 1,107,381 shares are issued and outstanding), 2,062,000 shares of Series C Preferred Stock (the "Series C Preferred Stock") (of which 2,062,000 shares are issued and outstanding) and 3,450,000 shares of Series D Preferred Stock (of which 3,450,000 shares are issued and outstanding). The Company therefore has less than 3,400,000 shares of Preferred Stock available for issuance.

     Authorization of an additional 40,000,000 shares of Preferred Stock would give the Board the flexibility to issue additional shares of Preferred Stock in connection with future acquisitions, in order to raise additional capital or for other reasons. In addition, Sinclair has the option to issue additional shares of Series B Preferred Stock in payment of dividends on such shares (if and when dividends become payable) and will have increased flexibility to do so if the additional shares are authorized. The Board of Directors has no current plans to issue Preferred Stock. The terms of any Preferred Stock other than the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, including dividend rates, conversion rights and prices, voting rights, redemption prices and similar matters will be determined by the Board of Directors without further vote of the stockholders.

REASONS FOR THE EXPANSION OF THE BOARD OF DIRECTORS

     The holders of the Company's Series D Preferred Stock have the right, voting separately as a class, to appoint two additional directors to the Board of Directors in the event that dividends payable on the Series D Preferred Stock are in arrears for at least six quarters. The Amended Articles currently limit the number of directors of the Company to nine. Six directors currently sit on the Board of Directors and the Company has entered into arrangements to appoint two more individuals to the Board upon the satisfaction of certain conditions (see "Proposal 1: Election of Directors"). Accordingly, unless the Charter is amended to increase the number of directors that may be elected to the Board of Directors or unless directors resign in order to accommodate the election of directors by the holders of Series D Preferred Stock, holders of the Series D
Preferred Stock may be unable to elect the two directors to which such holders would be entitled. If the Company fails within one year after September 23, 1997, (the issue date of the Series D Preferred Stock), to cause the Amended Articles to be amended to increase the maximum number of directors by two or to cause two directors to resign, then the Comapny shall be required to pay additional dividends ("Additional Dividends") to the holders of the Series D Preferred Stock. Additional Dividends shall accrue on the Series D Preferred Stock over and above the stated payment rates thereon (currently $3.00 per share or 6%) at a rate of .50% per annum for the first 90 days immediately following September 27, 1998, with such Additional Dividend rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; provided, however, that the Additional Dividend rate on any shares of the Series D Preferred Stock may not exceed 1.5% per annum; and provided further, that when the Amended Articles have been so amended, Additional Dividends shall cease to accrue. Amending the Amended Articles to expand the authorized size of the Board of Directors to eleven will permit the Company to accommodate the rights of the holders of Series D Preferred Stock and avoid payment of Additional Dividends to such holders.

     The  Board  of  Directors  recommends  a  vote  FOR  each  of  the  Charter
Amendments.

                   PROPOSAL 3: 1996 LONG-TERM INCENTIVE PLAN

BACKGROUND

     The Board of Directors proposes that the stockholders approve an amendment to the 1996 Long-Term Incentive Plan of the Company (the "LTIP"). The Board of Directors approved the amendment, subject to stockholder approval. The amendment increases the number of shares available under the LTIP. There are currently 2,073,673 shares of Class A Common Stock (as initially authorized) available for awards under the LTIP. The amendment to the LTIP increases the number of shares subject to the LTIP by 4,926,327. The Compensation Committee of the Board (the "Compensation Committee") has approved the amendment to the LTIP. The purpose of the LTIP is to reward key individuals for making major contributions to the success of Sinclair and its subsidiaries and to attract and retain the services of qualified and capable employees. The shares available under the LTIP are being increased because of a new target incentive arrangement for key employees.

     The following summarizes the principal features of the LTIP as revised by the proposed amendment thereto. The full text of the amendment is attached as Exhibit B to this Proxy Statement.

PRINCIPAL FEATURES OF THE PLAN

     The LTIP is administered by the Compensation Committee, consisting of two or more directors, each of whom must not be employees of the Company and must not be eligible to receive awards under the LTIP. The Compensation Committee is authorized to designate participants from among the eligible officers and other employees, determine the type and number of awards to be granted, set terms and conditions of awards, and make all determinations that may be necessary or advisable for the administration of the LTIP. The Compensation Committee may extend the exercisability of awards, accelerate the vesting or exercisability of awards, and eliminate or make less restrictive any restrictions in an award. No such amendment or termination may impair the rights of a participant under any outstanding award without his or her consent. The Compensation Committee may dele-gate its duties except that it may not delegate the granting of awards to officers and directors subject to liability under Section 16(b) of the Securities Exchange Act or to persons who are not employees of the Company or any subsidiaries.

     The LTIP provides for the discretionary grant by the Compensation Committee of nonqualified stock options ("NQSOs"), incentive stock options ("ISOs"), stock appreciation rights ("SARs"), stock awards ("Stock Awards"), cash awards ("Cash Awards"), and performance awards ("Performance Awards"), each of which is more fully described below. The individuals eligible to participate in the LTIP are the employees of, and other service providers to, the Company and its subsidiaries whose performance can have an effect on the success of the Company and its subsidiaries (approximately 2400 people), but in the past Awards have been limited to executive officers and key employees. Awards may be granted alone, in addition to, in tandem with, or in substitution for any other award under the LTIP, other awards under other plans of the Company, or other rights to payment from the Company. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

     A total of 2,073,673 shares (previously authorized) have been reserved under the plan, to which the LTIP Amendments are adding an additional 4,926,327 shares, which will then be reserved and available for awards under the LTIP, although the LTIP provides certain further limits on awards under the plan. During or with respect to any calendar year, no participant may receive (i) awards of NQSOs or SARs that are exercisable for more than the difference between 1.5 million shares and the number of shares relating to outstanding NQSOs and SARs, (ii) awards consisting of shares or denominated in shares (other than NQSOs or SARs) relating to more than 20,000 shares, or (iii) cash or other awards not described in (i) and (ii) with a value in excess of $300,000, determined as of the date of grant.

     To the extent permitted by Rule 16b-3 under the Securities Exchange Act, shares forfeited or related to an award that terminates without issuance of shares will be available again for issuance under the LTIP, but in no event shall the number of shares subject to outstanding awards exceed the total shares reserved.

     The LTIP provides that Compensation Committee members and its agents shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the LTIP.

DESCRIPTION OF POSSIBLE AWARDS

     Stock Options and SARS. NQSOs and ISOs entitle the participant to purchase shares of Class A Common Stock at prescribed prices pursuant to a vesting schedule established by the Compensation Committee. SARs entitle the participant to receive the excess of the fair market value of a share of Class A Common Stock or other specified valuation on the date of exercise over the strike price of the SAR, as determined by the Compensation Committee. The exercise price of an ISO may not be less than the fair market value per share of the Class A Common Stock on the date of grant (or 110% of the fair market value for any optionee who is a "Ten Percent Shareholder" as defined in Section 422(c)(5) of the Internal Revenue Code of 1986, as amended (the "Code")). The exercise price of an NQSO may not be less than 50% of the fair market value per share of the Class A Common Stock on the date of grant. Stock options and SARs may be exercisable at such times (including certain periods following the termination of employment) and may be subject to such terms and conditions as the Compensation Committee may specify, except that no option or SAR may have a term exceeding 10 years (or 5 years for ISOs granted to Ten Percent Shareholders). Options may be exercised by payment of the exercise price in cash, Class A Common Stock, outstanding awards, or other property as the Compensation Committee may determine from time to time.

     Stock Awards and Cash Awards. Stock Awards consist of grants of Common Stock to participants, subject to the terms and conditions established by the Compensation Committee. The Stock Awards may be restricted or subject to forfeiture ("Restricted Stock"), which stock may be issued at the beginning of the period or at the end. Cash Awards may also be made at the discretion of the Compensation Committee and under terms it establishes.

     Performance Awards. Performance Awards confer upon a participant rights payable or exercisable based upon the attainment of certain performance objectives ("Performance Goals") during specified award periods. The Performance Goals will be objective measures determined by the Compensation Committee while the outcome of the goal is substantially uncertain and before the earlier of (i) 90 days after the commencement of the period of service to which the Performance Goals relates and (ii) the elapse of 25% of the service period. The Performance Goals to be achieved as a condition of payment or settlement of a Performance Award or annual incentive award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria. In the case of performance awards intended to meet the requirements of Section 162(m) of the Code, the business criteria used must be one of those specified in the LTIP, although for other participants the Compensation Committee may specify any other criteria. The business criteria specified in the LTIP are revenue, cash flow, net income, stock price, market share, earnings per share, return on equity, return on assets, and decrease in costs. Performance Goals can include maintaining the status quo or avoiding objective economic losses. The Compensation Committee must certify satisfaction of the relevant Performance Goals before any payments will be made thereunder. Performance Awards may be payable in cash, stock, other awards, or other property and may be subject to such forfeiture combinations, restrictions, and other terms as the Compensation Committee may specify. The Company intends that Performance Awards conform to the standards of Section 162(m) of the Code discussed below.

OTHER TERMS OF AWARDS

     Awards may be settled in cash, Class A Common Stock, other awards or other property. The Compensation Committee may require or permit participants to defer the distribution of all or part of an award in accordance with such terms and conditions as the Compensation Committee may specify, including payment of interest or dividend equivalents on any deferred amounts or stock, respectively.

     The Committee may permit optionees to exercise their options using successive exercises (so that shares deemed received in the exercise of the first portion of the option become the consideration paid for the exercise of the next portion of the option). The Committee may also direct the Company to lend a participant the funds to exercise or purchase Awards and may authorize the use of proceeds to be received by participants from the sale of Common Stock under Awards as a source of funds to exercise or purchase Awards.

     Awards may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution. A participant may designate a beneficiary to exercise such person's rights and receive distributions under the LTIP upon such person's death.

AMENDMENT, TERMINATION, AND ADJUSTMENTS

     The Board may amend, suspend, or terminate the LTIP without the consent of stockholders or participants, except that stockholder approval will be sought within one year after such Board action if any such amendment would have the effect of increasing the total number of shares that may be awarded under the LTIP, or materially increasing the benefits accruing to participants, or if stockholder approval otherwise is required by any applicable law or regulation or rule of a stock exchange, or if the Board in its discretion determines that obtaining such approval is advisable.

     In the event of certain changes affecting the shares of Class A Common Stock (such as a stock dividend or distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event), the Board may adjust the aggregate number or kind of shares that may be issued under the LTIP and the terms of outstanding awards as it deems to be appropriate in order to prevent dilution or enlargement of participants' rights under the LTIP.

FEDERAL INCOME TAX IMPLICATIONS

     The Company believes that, under present law, the following federal income tax consequences generally arise with respect to awards granted under the LTIP. The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock acquired on the date of exercise. Upon exercising a SAR, the participant generally must recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable stock received. In each case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

     A participant's disposition of shares acquired upon the exercise of an option, SAR, or other stock-based award in the nature of a purchase right generally will result in a short-term or long-term capital gain or loss (except in the event that shares issued pursuant to the exercise of an ISO are disposed of within two years after the date of grant of the ISO or within one year after the transfer of the shares to the participant) measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by the exercise of an ISO and held for the applicable ISO holding period). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon the exercise of an ISO are disposed of before the applicable ISO holding period has been satisfied.

     With respect to awards granted under the LTIP that may be settled either in cash, Class A Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize compensation income equal to the cash or the fair market value of stock or other property received. The Company will be entitled to a deduction for the same amount. With respect to awards involving Common Stock or other property, that is restricted as to transferability and subject to a substantial risk of forfeiture, the Company will be entitled to a deduction for the same amount at the same time the participant recognizes ordinary income. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon the lapse of restrictions on transferability or the substantial risk of forfeiture, in which case the Company will be entitled to a deduction at the same time. Dividends paid to the employee during a restricted period will be taxable as compensation income (with the Company's being entitled to a deduction in an equal amount), unless the election referred to in the immediately preceding sentence has been made.

     Special  rules apply to a director or officer  subject to  liability  under
Section 16(b) of the Exchange Act.

     Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options and stock appreciation rights can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board of Directors' approval is obtained. Stock Awards, Cash Awards, and Performance Awards may satisfy the performance-based criteria, and the Performance Awards provisions have been drafted to allow compliance with those performance-based criteria.

     The foregoing discussion, which is general in nature, is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the LTIP. Different tax rules may apply, including in the case of variations in transactions that are permitted under the LTIP (such as payment of the exercise price of an option by surrender of previously acquired shares), and with respect to a participant who is subject to
Section 16 of the Securities Exchange Act when he or she acquires shares in a transaction that would otherwise result in taxation within six months after the grant of the Award. This discussion does not address the effects of other federal taxes (including possible 'golden parachute' excise taxes) or taxes imposed under state, local, or foreign tax laws. Participants in the LTIP should consult a tax advisor as to the tax consequences of participation.

NEW PLAN BENEFITS

     The following benefits have been awarded under the LTIP (as discussed under Proposal 4), subject to shareholder approval.



                      NAME AND POSITION                         TOTAL OPTIONS AWARDED
------------------------------------------------------------   ----------------------
       David D. Smith, President and Chief Executive Officer                  0
       Frederick G. Smith, Vice President ..................                  0
       J. Duncan Smith, Secretary ..........................                  0
       Robert E. Smith, Treasurer ..........................                  0
       David B. Amy, Chief Financial Officer ...............             67,500
       Executive Group .....................................            390,000
       Non-Executive Director Group ........................                  0
       Non-Executive Officer Employee Group ................          1,280,750



     The  Board  of  Directors  recommends  a vote  FOR  approval  of  the  LTIP
Amendments.


               PROPOSAL 4: RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, with the concurrence of the Audit Committee, has selected Arthur Andersen LLP as its independent auditors for 1998. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the engagement of independent auditors will be reevaluated by the Board of Directors. Even if the appointment is ratified, the Board of Directors in its discretion may nevertheless appoint another firm of independent auditors at any time during the year if the Board of Directors determines that such a change would be in the best interests of the shareholders and the Company.

     A representative of Arthur Andersen LLP is expected to attend the Annual Meeting, and will have the opportunity to make a statement if he desires to do so and will be able to respond to appropriate questions from shareholders.

     The  Board  of  Directors   recommends  a  vote  FOR  ratification  of  the
appointment of Arthur Andersen LLP.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of March 5, 1998 the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by (i) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and each Named Executive Officer who is a stockholder, and (iii) all director and executive officers as a group. Unless noted otherwise, the business address of each of the following is 2000 West 41st Street, Baltimore, MD 21211:


                                               SHARES OF CLASS B   SHARES OF SERIES B   SHARES OF CLASS A
                                                  COMMON STOCK       PREFERRED STOCK       COMMON STOCK      PRERCENT OF
                                               BENEFICIALLY OWNED  BENEFICIALLY OWNED   BENEFICIALLY OWNED      TOTAL
                                             --------------------- ------------------ ---------------------    VOTING
                    NAME                        NUMBER    PERCENT   NUMBER   PERCENT     NUMBER    PERCENT    POWER (A)
-------------------------------------------- ----------- --------- -------- --------- ----------- --------- ------------
David D. Smith(b) .......................... 6,924,999   27.5%                         6,935,057     32.6%       25.7%
Frederick G. Smith (b)(c) .................. 5,922,795   23.5%                         5,926,853     29.2%       22.0%
J. Duncan Smith (b)(d) ..................... 6,569,994   26.2%                         6,570,020     31.4%       24.4%
Robert E. Smith (b)(e) ..................... 5,748,644   22.8%                         5,748,702     28.6%       21.3%
David B. Amy (f) ...........................                                             102,258        *           *
Basil A. Thomas ............................                                               2,000        *           *
Lawrence E. McCanna ........................                                                 300        *           *
Barry Baker (g)(h) .........................                       72,016   7.4%       1,644,311     10.3%          *
Putnam Investments, Inc. ...................                                           4,393,534     30.6%        1.6%
 One Post Office Square
 Boston, Massachusetts 02109
T. Rowe Price Associates, Inc. (i) .........                                             933,500      6.5%          *
 100 East Pratt Street
 Baltimore, Maryland 21202
Lynn & Mayer, Inc. .........................                                             819,000      5.7%          *
 520 Madison Avenue
 New York, New York 10022


                                             SHARES OF CLASS B     SHARES OF SERIES B    SHARES OF CLASS A
                                                COMMON STOCK         PREFERRED STOCK        COMMON STOCK       PRERCENT OF
                                             BENEFICIALLY OWNED     BENEFICIALLY OWNED   BENEFICIALLY OWNED       TOTAL
                                          ------------------------ ------------------- ----------------------    VOTING
                   NAME                      NUMBER      PERCENT     NUMBER   PERCENT     NUMBER     PERCENT    POWER (A)
----------------------------------------- ------------ ----------- --------- --------- ------------ --------- ------------
The Equitable Companies Incorporated.....                                                1,162,725      8.1%          *
 787 Seventh Avenue
 New York, New York 10019
Better Communications, Inc. (h) .........                           134,858     13.8%      490,393      3.3%          *
 1215 Cole Street
 St. Louis, Missouri 63106
BancBoston Investments (h) ..............                           150,335     13.8%      546,673      3.7%
 150 Royal Street
 Canton, Massachusetts 02021
Pyramid Ventures, Inc. ..................                           152,995     15.7%      556,345      3.7%          *
 1215 Cole Street
 St. Louis, Missouri 63106
Boston Ventures Limited
 Partnership IV (h) .....................                           253,800     26.0%      922,909      6.0%          *
 21 Custom House Street
 10th Floor
 Boston, Massachusetts 02110
Boston Ventures Limited
 Partnership IVA (h) ....................                           142,745     14.6%      519,073      3.5%          *
 21 Custom House Street
 10th Floor
 Boston, Massachusetts 02110
All directors and executive
 officers as a group (7 persons) ........ 25,166,432       100.0%        --       --    25,285,190     63.8%       93.4%

----------
*Less than 1%

(a) Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to "going private" and certain other transactions. The Class A Common Stock, the Class B Common Stock and the Series B Preferred Stock vote altogether as a single class except as otherwise may be required by Maryland law on all matters presented for a vote, with each share of Series B Preferred Stock entitled to approximately 3.64 votes on all such matters. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock and holders of Series B Preferred Stock may at any time convert each share of Series B Preferred Stock into approximately 3.64 shares of Class A Common Stock.

(b) Shares of Class A Common Stock beneficially owned includes shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(c) Includes 430,145 shares held in irrevocable  trusts established by Frederick
    G. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(d) Includes 456,695 shares held in irrevocable trusts established by J. Duncan Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(e) Includes 782,855 shares held in irrevocable trusts established by Robert E. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(f) Includes 100,000 shares of Class A Common Stock that may be acquired upon exercise of options granted in 1995, 1996 and 1998 pursuant to the Incentive Stock Option Plan and Long Term Incentive Plan.

(g) Consists of 1,382,435 shares of Class A Common Stock that may be acquired upon exercise of options granted in 1996 pursuant to the Long Term Incentive Plan.

(h) Shares of Class A Common Stock beneficially owned includes 3.64 shares for each share of Series B Preferred Stock beneficially owned as each share of Series B Preferred Stock is immediately convertible into approximately 3.64 shares of Class A Common Stock.

(i) These securities are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole voting power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, beneficial owner of such securities.

     Effective June 13, 1995, the Common Stock of the Company was listed for trading on the Nasdaq Stock Market under the symbol SBGI. The following table sets forth for the periods indicated the high and low sales prices on the Nasdaq Stock Market.

                          PRICE RANGE OF COMMON STOCK


1995                                                  HIGH          LOW
-----------------------------------------------   -----------   -----------
       Second Quarter (from June 13) ..........    $  29.00      $  23.50
       Third Quarter ..........................       31.00         27.375
       Fourth Quarter .........................       27.75         16.25


1996                                   HIGH           LOW
--------------------------------   -----------   ------------
       First Quarter ...........    $  26.50      $  16.875
       Second Quarter ..........       43.50         25.50
       Third Quarter ...........       46.50         36.125
       Fourth Quarter ..........       43.75         23.00

1997                                   HIGH          LOW
--------------------------------   -----------   -----------
       First Quarter ...........    $  31.00      $  23.00
       Second Quarter ..........       30.875        23.25
       Third Quarter ...........       40.375        28.50
       Fourth Quarter ..........       46.625        33.625


     As of March 16, 1998, there were approximately 77 stockholders of record of the common stock of the Company. This number does not include beneficial owners holding shares through nominee names. Based on information available to it, the Company believes it has more than 1,500 beneficial owners of its Class A Common Stock.

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists entirely of non-employee directors. The Committee determines all compensation paid or awarded to the Company's key executive officers.

     The Committee's goal is to attract, motivate, and retain an executive management team that can take full advantage of the Company's opportunities and achieve long-term success in an increasingly competitive business environment, thereby increasing stockholder value. In deciding on initial compensation for an individual, the Committee considers determinants of the individual's market value, including experience, education, accomplishments, and reputation, as well as the level of responsibility to be assumed. Retention and compensation decisions are sometimes made in the context of an acquisition, and the Committee considers the overall terms of the acquisition and the individual's relationship to the acquired business in those cases. In deciding whether to increase the compensation of an individual or whether to award bonuses or stock options initially or upon subsequent performance reviews, the Committee considers the contributions of the individual to the Company's progress on its business plan and against its competitors, to growth of the Company and its opportunities and to achievement of other aims the Committee deems valuable to stockholders.
Applying these factors to each individual's case is a judgment process, exercised by the Committee with the advice of management. There is no intent to relate compensation to the Company's stock price performance, either absolute or relative to peer groups, except as that relationship is implicit in the stock-based compensation plans.

     The Committee's annual performance evaluation of each executive officer is typically based on a formula, set forth in an employment agreement or otherwise, which sets forth a range of factors to be considered by the Committee in determining each executive officer's ultimate annual compensation.

     Executive  officers'  compensation  consists primarily of three components:
(i) base salary, (ii) cash bonus, and (iii) stock options.

     Base Salary. The Committee establishes base salaries after considering a variety of factors that make up value and usefulness to the Company, including the individual's knowledge, experience, and accomplishments, his level of responsibility, his role in an acquired business, and the typical compensation levels for individuals with similar credentials. In the past, executive officers of the Company have typically entered into employment agreements with the Company. The Committee may increase the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or the Company and changes in the market for an executive with similar credentials.

     Cash Bonus. The Committee determined each individual's cash bonus under the Sinclair Broadcast Group, Inc. Executive Bonus Plan for the fiscal year ended December 31, 1997. Bonuses were paid based upon the attainment of performance targets established by the Compensation Committee. Performance targets were based on percentage increases in "equalized broadcast cash flow."

     Stock Options. The Committee believes achievement of the Company's goals may be fostered by a stock option program that is tailored to employees who significantly enhance the value of the Company. In that regard, during the fiscal year ended December 31, 1997, the Committee granted employees options to purchase 2,010,835 shares of Class A Common Stock. Named executive officers (as defined below) received options with respect to 25,000 shares of Class A Common Stock.

     Chief Executive Officer's Compensation. As one of the Company's largest stockholders, David D. Smith's financial well-being is directly tied to the overall performance of the Company as reflected in the price per share of Common Stock. For his services as the Company's president and chief executive officer, David D. Smith's compensation has been determined in accordance with the compensation policies outlined herein. The Committee awarded Mr. Smith a bonus of $502,520 for the fiscal year ended December 31, 1997. In addition, effective January 1, 1997, Mr. Smith's base salary was increased from $1,200,000 to $1,290,000 per year. Mr. Smith's annual salary is subject to a minimum annual in-crease of 7 1/2% on January 1 of each year. Mr. Smith is also entitled to receive a bonus equal to 2% of the amount by which the Broadcast Cash Flow of SCI for a calendar year exceeds the Broadcast Cash Flow for the immediately preceding year.

     Compensation Deduction Limit. The Committee has considered the $1 million limit on deductible executive compensation that is not performance-based. The Committee believes that substantially all executive compensation expenses paid in 1997 will be deductible by the Company. The Committee believes, however, that compensation exceeding this limit should not be ruled out where such compensation is justified on the basis of the executive's value to the Company and its shareholders. In any event, there appears to be little evidence that tax deductibility is having much impact on the market for managerial talent, in which the Company must remain competitive.


                                        Compensation Committee


                                        Basil A. Thomas
                                        Lawrence E. McCanna

SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                 ANNUAL COMPENSATION              COMPENSATION
                 NAME AND                                                    SECURITIES UNDERLYING      ALL OTHER
            PRINCIPAL POSITION              YEAR      SALARY     BONUS (A)    OPTIONS GRANTED (#)    COMPENSATION (B)
------------------------------------------ ------ ------------- ----------- ----------------------- -----------------

David D. Smith
 President and Chief Executive Officer ... 1997    $1,354,490    $ 98,224                --              $ 6,306
                                           1996       767,308     317,913                --                6,748
                                           1995       450,000     343,213                --                4,592
Frederick G. Smith
 Vice President .......................... 1997       273,000          --                --                5,912
                                           1996       260,000     233,054                --                6,704
                                           1995       260,000     258,354                --               20,361
J. Duncan Smith
 Secretary ............................... 1997       283,500          --                --               15,569
                                           1996       270,000     243,485                --               18,494
                                           1995       270,000     268,354                --               21,467
Robert E. Smith
 Secretary ............................... 1997       259,615          --                --                5,539
                                           1996       250,000     233,054                --                6,300
                                           1995       250,000     258,354                --                4,592
David B. Amy
 Chief Financial Officer ................. 1997       189,000      50,000            25,000               10,140
                                           1996       173,582      31,000                --                7,766
                                           1995       132,310      20,000             7,500                7,868

----------
(a) The bonuses reported in this column represent amounts awarded and paid during the fiscal years noted but relate to the fiscal year immediately prior to the year noted.

(b) All other compensation consists of income deemed received for personal use of Company-leased automobiles, the Company's 401 (k) contribution, life insurance and long-term disability coverage.

     In addition to the foregoing, Mr. Barry Baker has agreed to serve as an executive officer and director, and Mr. Kerby Confer has agreed to serve as an executive officer, of the Company as soon as permissible under the rules of the FCC and applicable laws and have received consulting fees during the year ended December 31, 1997 of $1,179,856 and $328,568 respectively.

STOCK OPTIONS

     No grants of stock options were made during 1997 to the Named Executive Officers other than the options with respect to 25,000 shares of Class A Common Stock which were granted to David Amy. The following table shows the number of stock options exercised during 1997 and the 1997 year-end value of the stock options held by the Named Executive Officers:

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS         "IN-THE-MONEY" OPTIONS
                                                             AT DECEMBER 31, 1997        AT DECEMBER 31, 1997(A)
                              SHARES ACQUIRED    VALUE   ----------------------------- ----------------------------
            NAME                ON EXERCISE     REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------- ----------------- --------- ------------- --------------- ------------- --------------
David D. Smith .............        --            $--            --             --        $     --      $     --
Frederick G. Smith .........        --             --            --             --              --            --
J. Duncan Smith ............        --             --            --             --              --            --
Robert E. Smith ............        --             --            --             --              --            --
David B. Amy ...............        --             --        11,500         21,000         226,363       212,613

----------
(a) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 1997, and all of the value shown reflects stock price appreciation since the granting of the option.

DIRECTOR COMPENSATION

     Directors of the Company who also are employees of the Company serve without additional compensation. Independent directors receive $15,000 annually. These independent directors also receive $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended. In addition, the independent directors are reimbursed for any expenses incurred in connection with their attendance at such meetings.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with David D. Smith, President and Chief Executive Officer of the Company. David Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. As of January 1, 1998, Mr. Smith receives a base salary of approximately $1,386,750, subject to annual increase of 7 1/2% on January 1 of each year. Mr. Smith is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of (i) a breach by Mr. Smith of any material covenant, promise or agreement contained in the employment agreement; (ii) a dissolution or winding up of the Company; (iii) the disability of Mr. Smith for more than 210 days in any twelve month period (as determined under the employment agreement or (iv) for cause, which includes conviction of certain crimes, breach of a fiduciary duty to the Company or the stockholders, or repeated failure to exercise or undertake his duties as an officer of the Company (each, a "Termination Event").

     In June 1995, the Company entered into an employment agreement with Frederick G. Smith, Vice President of the Company. Frederick Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $260,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In June 1995,  the Company  entered into an  employment  agreement  with J.
Duncan Smith, Vice President and Secretary of the Company. J. Duncan Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $270,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In June 1995, the Company entered into an employment  agreement with Robert
E. Smith, Vice President and Treasurer of the Company. Robert E. Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $250,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

     In connection with the River City Acquisition, the Company entered into an employment agreement (the "Baker Employment Agreement") with Barry Baker pursuant to which Mr. Baker will become President and Chief Executive Officer of SCI and Executive Vice President of the Company at such time as Mr. Baker is able to hold those positions consistent with applicable FCC regulations. Until such time as Mr. Baker is able to become an officer of the Company, he serves as a consultant to the Company pursuant to a consulting agreement and receives compensation that he would be entitled to as an officer under the Baker Employment Agreement. While Mr. Baker acts as consultant to the Company he will not direct employees of Sinclair in the operation of its television stations and will not perform services relating to any shareholder, bank financing or regulatory compliance matters with respect to the Company. In addition, Mr. Baker will remain the Chief Executive Officer of River City and will devote a substantial amount of his business time and energies to those services. As of January 1, 1998, Mr. Baker receives a base salary of approximately $1,155,625 per year, subject to annual increases of 7 1/2% on January 1 each year. Mr. Baker is also entitled to receive a bonus equal to 2% of the amount by which the Broadcast Cash Flow (as defined in the Baker Employment Agreement) of SCI for a year exceeds the Broadcast Cash Flow for the immediately preceding year. Mr. Baker has received options to acquire 1,382,435 shares of the Class A Common Stock (or 3.33% of the common equity of Sinclair determined on a fully diluted basis as of the date of the River City Acquisition). The option became exercisable with respect to 50% of the shares upon closing of the River City Acquisition, and became exercisable with respect to an additional 25% of the shares on the first anniversary of the closing of the River City Acquisition, and will become exercisable with respect to the remaining 25% on the second anniversary of the closing of the River City Acquisition. The exercise price of the option is approximately $30.11 per share. The term of the Baker Employment Agreement extends until May 31, 2001, and is automatically extended to the third anniversary of any Change of Control (as defined in the Baker Employment Agreement). If the Baker Employment Agreement is terminated as a result of a Series B Trigger Event (as defined below), then Mr. Baker shall be entitled to a termination payment equal to the amount that would have been paid in base salary for the remainder of the term of the agreement plus bonuses that would be paid for such period based on the average bonus paid to Mr. Baker for the previous three years, and all options shall vest immediately upon such termination. In addition, upon such a termination, Mr. Baker shall have the option to purchase from the Company for the fair market value thereof either (i) all broadcast operations of Sinclair in the St. Louis, Missouri DMA or (at the option of Mr. Baker) the Asheville, North Carolina/Greenville/Spartanburg, South Carolina DMA or (ii) all of the Company's radio broadcast operations. Mr. Baker shall also have the right following such a termination to receive quarterly payments (which may be paid either in cash or, at the Company's option, in additional shares of Class A Common Stock) equal to 5.00% of the fair market value (on the date of each payment) of all stock options and common stock issued pursuant to the exercise of such stock options or pursuant to payments of this obligation in shares of Class A Common Stock and held by him at the time of such payment (except that the first such payment shall be 3.75% of such value). The fair market value of unexercised options for such purpose shall be equal to the market price of underlying shares less the exercise price of the options. Following termination of Mr. Baker's employment agreement, the Company shall have the option to purchase the options and shares from Mr. Baker at their market value. A "Series B Trigger Event" means the termination of Barry Baker's employment with the Company prior to the expiration of the initial five-year term of the Baker Employment Agreement (i) by the Company for any reason other than "for cause" (as defined in the Baker Employment Agreement) or (ii) by Barry Baker under certain circumstances, including (a) on 60 days' prior written notice given at any time within 180 days following a Change of Control; (b) if Mr. Baker is not elected (and continued) as a director of Sinclair or SCI, as President and Chief Executive Officer of SCI or as Executive Vice President of Sinclair, or Mr. Baker shall be removed from any such board or office; (c) upon a material breach by Sinclair or SCI of the Baker Employment Agreement which is not cured; (d) if there shall be a material diminution in Mr. Baker's authority or responsibility, or certain of his economic benefits are materially reduced, or Mr. Baker shall be required to work outside Baltimore; or (e) the effective date of his employment as contemplated by clause (b) shall not have occurred by August 31, 1997. Mr. Baker cannot be appointed to such positions with the Company or SCI until the Company or SCI takes certain actions with respect to WTTV and WTTK in Indianapolis and WTTE or WSYX in Columbus. The Company has not taken these actions as of the date of this Proxy Statement and, accordingly, Mr. Baker is able to terminate the Baker Employment Agreement at any time.

COMPARATIVE STOCK PERFORMANCE

     The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television, and cable television companies) from June 7, 1995, the effective date of the Company's initial public offering, through December 31, 1997. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on June 7, 1995, and that all dividends were reinvested. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period.

                               [GRAPHIC TO COME]


                                               7 JUN 95     29 DEC 95     31 DEC 96     31 DEC 97
  Nasdaq Stock Market Index ...............      100           120.28        146.96       181.64
  Nasdaq Telecommunications Index .........      100           124.09        126.85       187.50
  Sinclair ................................      100            71.5         107.77       193.26


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Other than as follows, no Named Executive Officer is a director of a corporation that has a director or executive officer who is also a director of the Company. Each of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith (the "Controlling Stockholders") (all of whom are directors of the Company and Named Executive Officers) is a director and/or executive officer of each of various other corporations controlled by the Controlling Stockholders.

     During 1997, none of the Named Executive Officers participated in any deliberations of the Company's Board of Directors or the Compensation Committee relating to compensation of the Named Executive Officers.

     The members of the Compensation Committee are Messrs. Thomas and McCanna. Mr. Thomas is of counsel to the law firm of Thomas & Libowitz, and is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A. During 1997, the Company paid Thomas & Libowitz, P.A., approximately $919,058 in fees and expenses for legal services.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since December 31, 1996, the Company has engaged in the following transactions with persons who are, or are members of the immediate family of, directors, persons expected to become a director, officers or beneficial owners of 5% or more of the issued and outstanding Common Stock, or with entities in which such persons or certain of their relatives have interests.

WPTT NOTE

     In connection with the sale of WPTT in Pittsburgh by the Company to WPTT, Inc., WPTT, Inc., issued to the Company a 15-year senior secured term note of $6.0 million (the "WPTT Note"). The Company subsequently sold the WPTT Note to the late Julian S. Smith and Carolyn C. Smith, the parents of the Controlling Stockholders and both former stockholders of the Company, in exchange for the payment of $50,000 and the issuance of a $6.6 million note, which bears interest at 7.21% per annum and requires payments of interest only through September 2001. Monthly principal payments of $109,317 plus interest are payable with respect to this note commencing in November 2001 and ending in September 2006, at which time the remaining principal balance plus accrued interest, if any, is due. During the year ended December 31, 1997, the Company received $439,000 in interest payments on this note. At December 31, 1997, the balance on this note was $6.6 million.

WIIB NOTE

     In September 1990, the Company sold all the stock of Channel 63, Inc., the owner of WIIB in Bloomington, Indiana, to the Controlling Stockholders for $1.5 million. The purchase price was delivered in the form of a note issued to the Company which was refinanced in June 1992 (the "WIIB Note"). The WIIB Note bears interest at 6.88% per annum, is payable in monthly principal and interest payments of $16,000 until September 30, 2000, at which time a final payment of approximately $431,000 is due. Principal and interest paid in 1997 on the WIIB Note was $211,000. As of December 31, 1997, $842,000 in principal amount of the WIIB Note remained outstanding.

BAY CREDIT FACILITY

     In connection with the capitalization of Bay Television, Inc., the Company agreed on May 17, 1990 to loan the Controlling Stockholders up to $3.0 million (the "Bay Credit Facility"). Each of the loans to the Controlling Stockholders pursuant to the Bay Credit Facility is evidenced by an amended and restated secured note totaling $2.6 million due December 31, 1999 accruing interest at a fixed rate equal to 6.88%. Principal and interest are payable over six years commencing on March 31, 1994, and are required to be repaid quarterly and $530,000 was paid in 1997. $660,000 is payable in 1998 and $718,000 is payable in 1999. As of December 31, 1997, approximately $1.3 million in principal amount was outstanding under this note.

AFFILIATED LEASES

     From 1987 to 1992, the Company entered into five lease transactions with CCI, a corporation wholly owned by the Controlling Stockholders, to lease certain facilities from CCI. Four of these leases are 10-year leases for rental space on broadcast towers, two of which are capital leases having renewable terms of 10 years. The other lease is a month-to-month lease for a portion of studio and office space at which certain satellite dishes are located. Aggregate annual rental payments related to these leases were $641,000 in 1997. The aggregate annual rental payments related to these leases are scheduled to be $679,000 in 1998 and $700,000 in 1999.

     In January 1991, CTI entered into a 10-year capital lease with KIG, a corporation wholly owned by the Controlling Stockholders, pursuant to which CTI leases both an administrative facility and studios for station WBFF and the Company's present corporate offices. Additionally, in June 1991, CTI entered into a one-year renewable lease with KIG pursuant to which CTI leases parking facilities at the administrative facility. Payments under these leases with KIG were $481,000 in 1997. The aggregate annual rental payments related to the administrative facility are scheduled to be $519,000 in 1998 and $540,000 in 1999. During 1997, the Company chartered airplanes owned by certain companies controlled by the Controlling Stockholders and incurred expenses of approximately $736,000 related to these charters.

TRANSACTIONS WITH GERSTELL

     Gerstell LP, an entity wholly owned by the Controlling Stockholders, was formed in April 1993 to acquire certain personal and real property interests of the Company in Pennsylvania. In a transaction that was completed in September 1993, Gerstell LP acquired the WPGH office/studio, transmitter and tower site for an aggregate purchase price of $2.2 million. The purchase price was financed in part by a $2.1 million note from Gerstell LP bearing interest at 6.18% with principal payments beginning on November 1, 1994 and a final maturity date of October 1, 2013. Principal and interest paid in 1997 on the note was $183,000. At December 31, 1997, $1.9 million in principal amount of the note remained outstanding. Following the acquisition, Gerstell LP leased the office/studio, transmitter and tower site to WPGH, Inc. (a subsidiary of the Company) for $14,875 per month and $25,000 per month, respectively. The leases have terms of seven years, with four seven-year renewal periods. Aggregate annual rental payment related to these leases was $561,000 in 1997. The Company believes that the leases with Gerstell LP are on terms and conditions customary in similar leases with independent third parties.

STOCK REDEMPTIONS

     On September 30, 1990, the Company issued certain notes (the "Founders' Notes") maturing on May 31, 2005, payable to the late Julian S. Smith and Carolyn C. Smith, former majority owners of the Company and the parents of the Controlling Stockholders. The Founders' Notes, which were issued in consideration for stock redemptions equal to 72.65% of the then outstanding stock of the Company, have principal amounts of $7.5 million and $6.7 million, respectively. The Founders' Notes include stated interest rates of 8.75%, which were payable annually from October 1990 until October 1992, then payable monthly commencing April 1993 to December 1996, and then semiannually thereafter until maturity. The effective interest rate approximates 9.4%. The Founders' Notes are secured by security interests in substantially all of the assets of the Company and its Subsidiaries, and are personally guaranteed by the Controlling Stockholders.

     Principal and interest payments on the Founders' Note issued to the estate of Julian S. Smith are payable, in various amounts, each April and October, beginning October 1991 until October 2004, with a balloon payment due at maturity in the amount of $5.0 million. Additionally, monthly interest payments commenced on April 1993 and continued until December 1996. Principal and interest paid in 1997 on this Founders' Note was $653,000 and at December 31, 1997, $5.8 million in principal amount of this Founders' Note remained outstanding.

     Principal payments on the Founders' Note issued to Carolyn C. Smith are payable, in various amounts, each April and October, beginning October 1991 until October 2002. Principal and interest paid in 1997 on this Founders' Note was $1.1 million. At December 31, 1997, $3.7 million in principal amount of this Founders' Note remained outstanding.

RELATIONSHIP WITH GLENCAIRN

     Glencairn is a corporation owned by (i) Edwin L. Edwards, Sr. (3%), (ii) Carolyn C. Smith, the mother of the Controlling Stockholders (7%), and (iii) certain trusts established by Carolyn C. Smith for the benefit of her grandchildren (the "Glencairn Trusts") (90%). The 90% equity interest in Glencairn owned by the Glencairn Trusts is held through the ownership of non-voting common stock. The 7% equity interest in Glencairn owned by Carolyn C. Smith is held through the ownership of common stock that is generally non-voting, except with respect to certain specified extraordinary corporate matters as to which this 7% equity interest has the controlling vote. Edwin L. Edwards, Sr. owns a 3% equity interest in Glencairn through ownership of all of the issued and outstanding voting stock of Glencairn and is Chairman of the Board, President and Chief Executive Officer of Glencairn.

     There have been, and the Company expects that in the future there will be, transactions between the Company and Glencairn. Glencairn is the owner-operator and FCC licensee of WNUV in Baltimore, WVTV in Milwaukee, WRDC in
Raleigh/Durham, WABM in Birmingham, KRRT in San Antonio and WFBC in Asheville/Greenville/Spartanburg. The Company has entered into LMAs with Glencairn pursuant to which the Company provides programming to Glencairn for broadcast on WNUV,

WVTV, WRDC, WABM, KRRT and WFBC during the hours of 6:00 a.m. to 2:00 a.m. each day and has the right to sell advertising during this period, all in exchange for the payment by the Company to Glencairn of a monthly fee totaling $789,000.

     In June 1995, the Company acquired options from certain stockholders of Glencairn (the "Glencairn Options") which grant to the Company the right to acquire, subject to applicable FCC rules and regulations, stock comprising up to a 97% equity interest in Glencairn. Of the stock subject to the Glencairn Options, a 90% equity interest is non-voting and the remaining 7% equity interest is non-voting, except with respect to certain extraordinary matters as to which this 7% equity interest has the controlling vote. Each Glencairn Option was purchased by the Company for $1,000 ($5,000 in the aggregate) and is exercisable only upon the Company's payment of an option exercise price generally equal to the optionor's proportionate share of the aggregate acquisition cost of all stations owned by Glencairn on the date of exercise (plus interest at a rate of 10% from the respective acquisition date). The Company estimates that the aggregate option exercise price for the Glencairn Options, if currently exercised, would be approximately $14.8 million.

     In addition, the Company has agreed to sell to Glencairn for $2,000,000 the License Assets of WTTE in Columbus, Ohio, which the Company currently owns. In addition, the Company has an option to acquire from River City the assets of WSYX, which is in the same market as WTTE. Upon the Company's assignment of the License Assets of WTTE to Glencairn (which the Company does not expect to occur unless the Company acquires WSYX), the Company intends to enter into an LMA with Glencairn relating to WTTE pursuant to which the Company will supply programming to Glencairn, obtain the right to sell advertising during the periods covered by the supplied programming and make payments to Glencairn in amounts to be negotiated.

     In connection with the Company's agreement in February, 1998 to acquire all of the capital stock of Sullivan Broadcast Holdings, Inc. and Sullivan Broadcasting Company II, Inc., Glencairn has entered into a plan of merger with Sullivan Broadcast Company, III, Inc. ("Sullivan III") which, if completed, would result in Glencairn's ownership of all the issued and outstanding capital stock of Sullivan III. After the merger, the Company intends to enter into an LMA with Glencairn and continue to provide programming services to the five stations the License Assets of which are acquired by Glencairn in the merger.

RIVER CITY TRANSACTIONS

     Roy F. Coppedge, who (prior to the consummation of the offering described in the next paragraph) has a right to become a director of the Company upon satisfaction of certain conditions, and Barry Baker, who has a right to become a director and executive officer of the Company as soon as permissible under the rules of the FCC and applicable laws, each have a direct or indirect equity interest in River City Partners, L.P. Therefore, Messrs. Coppedge and Baker have an interest in the River City Acquisition. During 1997, the Company made LMA payments of $896,000 to River City. In September 1996, the Company entered into a five-year agreement with River City pursuant to which River City will provide to the Company certain production services. Pursuant to this agreement, River City will provide certain services to the Company in return for an annual fee of $416,000, subject to certain adjustments on each anniversary date.

     In connection with the River City Acquisition, the Company agreed to increase the size of the Board of Directors from seven members to nine to accommodate the prospective appointment of each of Barry Baker and Roy F. Coppedge, III or such other designee as Boston Ventures may select. Mr. Baker currently serves as a consultant to the Company. The Company's obligation to appoint Mr. Coppedge or another designee of Boston Ventures will end as a result of the sale of shares by Boston Ventures in a pending offering of shares of Class A Common Stock by the Company and certain shareholders, including Boston Ventures, pursuant to a preliminary prospectus filed with the SEC on March 17, 1998.

KEYMARKET OF SOUTH CAROLINA

     Kerby Confer, who is expected to become an executive officer of the Company as soon as permissible under the rules of the FCC and applicable laws, is the owner of 100% of the common stock of Keymarket of South Carolina, Inc. ("KSC"). The Company has exercised its option to acquire all of the assets of KSC for forgiveness of debt in an aggregate principal amount of approximately $7.4 million, plus payment of approximately $1.0 million, less certain adjustments. The Company also purchased two properties from Mr. Confer for an aggregate purchase price of approximately $1.75 million.

BEAVER DAM LIMITED LIABILITY COMPANY

     In May 1996, the Company, along with the Controlling Stockholders, formed Beaver Dam Limited Liability Company ("BDLLC"), of which the Company owns a 45% interest. BDLLC was formed for the purpose of constructing and owning a building which may become the site for the Company's corporate headquarters. The Company made capital contributions to BDLLC in 1996 of approximately $380,000. During 1997, the Partnership made a liquidating distribution to the Company of approximately $380,000 and the Company no longer owns an interest in BDLLC.

HERITAGE AUTOMOTIVE GROUP

     In January 1997, David D. Smith, the Company's President and Chief Executive Officer and one of the Controlling Shareholders, made a substantial investment in, and became a member of the board of directors of, Summa Holdings, Ltd. which, through wholly owned subsidiaries, owns the Heritage Automotive Group ("Heritage") and Allstate Leasing ("Allstate"). Mr. Smith is not an officer, nor does he actively participate in the management, of Summa Holdings, Ltd., Heritage, or Allstate. Heritage owns and operates new and used car dealerships in the Baltimore metropolitan area. Allstate owns and operates an automobile and equipment leasing business with offices in the Baltimore, Richmond, Houston, and Atlanta metropolitan areas. The Company sells Heritage and Allstate advertising time on WBFF and WNUV, the television stations operated by the Company serving the Baltimore DMA. The Company believes that the terms of the transactions between the Company and Heritage and the Company and Allstate are and will be comparable to those prevailing in similar transactions with or involving unaffiliated parties. Payments from Heritage and Allstate to Sinclair for the year 1997 were approximately $263,200.

CERTAIN BUSINESS RELATIONSHIPS

     During 1997, Thomas & Libowitz, P.A., counsel to the Company, billed the Company approximately $919,058 in fees and expenses for legal services. Basil A. Thomas, a director of the Company, is of counsel to Thomas & Libowitz, P.A., and is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not now known are properly brought before the Annual Meeting, the proxy holders will vote upon the same according to their discretion and best judgment.

                             STOCKHOLDER PROPOSALS

     Any proposal intended to be presented by any stockholder for action at the 1997 Annual Meeting of Stockholders of Sinclair must be received by the Secretary of Sinclair at 2000 West 41st Street, Baltimore, Maryland 21211 not later than December 9, 1998 in order for the proposal to be considered for inclusion in Sinclair's proxy statement and proxy relating to the 1999 Annual Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        J. Duncan Smith, Secretary

Baltimore, Maryland
April  , 1998

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
                                                                      EXHIBIT A

                      PROPOSED AMENDMENTS TO THE CHARTER

                                      OF

                        SINCLAIR BROADCAST GROUP, INC.

     1. The charter of the Corporation is hereby amended by striking out the Third Article thereof and inserting in lieu thereof the following:

   THIRD: Capital Structure. The total number of shares of all classes of stock which the Corporation has authority to issue is six hundred and ninety million (690,000,000) shares, having an aggregate par value of six million nine hundred thousand dollars ($6,900,000), consisting of five hundred million (500,000,000) shares of Class A Common Stock with a par value of one cent ($.01) per share (the "Class A Common Stock"), one hundred and forty million (140,000,000) shares of Class B Common Stock with a par value of one cent ($.01) per share (the "Class B Common Stock"), and fifty million
   (50,000,000) shares of Preferred Stock with a par value of one cent ($.01) per share (the "Preferred Stock"). Class A Common Stock and Class B Common Stock are hereinafter collectively referred to as "Common Shares."

     2. The charter of the Corporaton is hereby amended by striking out the first sentence of subsection (a) of the Tenth Article thereof and inserting in lieu thereof the following:

       (a) The number of directors of the Corporation which shall constitute the whole Board shall be not less than three (3) nor more than thirteen
           (13) directors.

                                                                      EXHIBIT B

                                   AMENDMENT

                                       TO

                         1996 LONG-TERM INCENTIVE PLAN

                                      OF

                         SINCLAIR BROADCAST GROUP, INC.

     Certain sections of the 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc. (the "Plan") are hereby amended effective as of February 1, 1998 (subject to stockholder approval).

     New language in the Plan is shown double underlined, deleted language is shown in strikeout, and language that is unchanged is indicated by plain text or an ellipsis (. . . ); provided, however, that the deleted language, double underlining, and ellipses are for convenience only and are not part of the Plan as amended:


Section 4, as amended reads:

     4. Common Stock Available for Awards. Subject to the provisions of Section 13 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) an aggregate of 2,073,673 shares of Common Stock (as initially authorized) and an additional 4,926,327 shares of Common Stock (as authorized in 1998) . . . .



                                      B-1